UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Under §240.14a-12

EOS ENERGY ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Important Information

Eos Energy Enterprises, Inc. (the “Company” or “Eos”) filed a preliminary proxy statement on July 29, 2024 and expects to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), which will be sent to the stockholders of Eos, seeking certain approvals related to the exercisability of the warrants and the convertibility of the preferred stock issued or issuable pursuant to the transaction as described in the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2024. The following communications relate to such transactions.

Important Information and Where You Can Find It

Certain information in this presentation may be deemed to be solicitation material in respect of a vote of stockholders to approve the issuance of more than 19.99% of the outstanding common stock under the warrants and the convertibility of preferred stock issued or issuable as part of the financing transaction entered into on June 21, 2024 (the “Financing”). In connection with the requisite stockholder approval, Eos filed on July 29, 2024 a preliminary proxy statement which is available at the SEC’s website (http://www.sec.gov) and will file a definitive proxy statement, which will be sent to the stockholders of Eos, seeking certain approvals related to the exercisability of the warrants and the convertibility of the preferred stock issued or issuable pursuant to the Financing.

INVESTORS AND SECURITY HOLDERS OF EOS AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, THE PRELIMINARY PROXY STATEMENT AND WHEN AVAILABLE, THE DEFINATIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE FINANCING, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EOS AND THE FINANCING. Investors and security holders will be able to obtain a free copy of the proxy statement, as well as other relevant documents filed with the SEC containing information about Eos, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC can also be obtained, without charge, by directing a request to Investor Relations, Eos Energy Enterprises, Inc. at 862-207-7955 or email ir@eose.com.

Participants in the Solicitation of Proxies in Connection with Financing

Eos and Cerberus and certain of their respective directors, executive officers and employees may be deemed under the rules of the SEC to be participants in the solicitation of proxies with respect to the requisite stockholder approval related to the Financing. Information regarding Eos directors and officers is available in (i) its definitive proxy statement for the 2024 annual stockholders meeting, which was filed with the SEC on April 2, 2024, and (ii) its current reports on Form 8-K filed by Eos on June 24, 2024 and July 29, 2024. Other information regarding the participants in the solicitation of proxies in respect to the Financing and the description of their direct and indirect interests, as security holders or otherwise, is contained in the preliminary proxy statement filed by Eos on July 29, 2024 and will be contained in the definitive proxy statement and other relevant materials to be filed by Eos with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in these communications are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s path to profitability and strategic outlook, the delayed draw term loan, milestones thereunder and the anticipated use of proceeds therefrom, statements that refer to outlook, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on the Company’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes adversely affecting the business in which the Company is engaged; the Company’s ability to forecast trends accurately; the Company’s ability to generate cash, service indebtedness and incur additional indebtedness; the Company’s ability to achieve the operational milestones on the delayed draw term loan; the Company’s ability to raise financing in the future, including the discretionary revolving facility from Cerberus; the Company’s customers’ ability to secure project financing; the amount of final tax credits available to the Company’s customers or to Eos pursuant to the Inflation Reduction Act of 2022, uncertainties around the Company’s ability to meet the applicable conditions precedent and secure final approval of a loan, in a timely manner or at all from the U.S. Department of Energy Loan Programs Office, or the timing of funding and the final size of any loan that is approved; the possibility of a government shutdown while the Company works to meet the applicable conditions precedent and finalize loan documents with the U.S. Department of Energy Loan Programs Office or while the Company awaits notice of a decision regarding the issuance of a loan from the U.S. Department of Energy Loan Programs Office; the Company’s ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately; fluctuations in the Company’s revenue and operating results; competition from existing or new competitors; the Company’s ability to convert firm order backlog and pipeline to revenue; risks associated with security breaches in the Company’s information technology systems; risks related to legal proceedings or claims; risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance; risks associated with changes to the U.S. trade environment; risks resulting from the impact of global pandemics, including the novel coronavirus, COVID-19; the Company’s ability to maintain the listing of the Company’s shares of common stock on NASDAQ; the Company’s ability to grow the Company’s business and manage growth profitably, maintain relationships with customers and suppliers and retain the Company’s management and key employees; risks related to the adverse changes in general economic conditions, including inflationary pressures and increased interest rates; risk from supply chain disruptions and other impacts of geopolitical conflict; changes in applicable laws or regulations; the possibility that Eos may be adversely affected by other economic, business, and/or competitive factors; other factors beyond the Company’s control; risks related to adverse changes in general economic conditions; and other risks and uncertainties.

The forward-looking statements contained in these communications are also subject to additional risks, uncertainties, and factors, including those more fully described in the Company’s most recent filings with the SEC on, including the Company’s most recent Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the SEC from time to time. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in these communications.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Conference Call Transcript

The following are excerpts of communications made during the Company’s earnings call on August 7, 2024:

Joseph R. Mastrangelo –Chief Executive Officer and Director

And then the third piece of that being financing. I’ll talk more about how our relationship and the investment with Cerberus helps us position to grow for the future.

So we go to the next page on our recent achievements. The biggest achievement, I think, in the second quarter was securing the strategic investment from Cerberus. Really a phenomenal job by the entire team. I’d like to recognize Nathan Kroeker and Michael Silberman to really quarter-back this process through and got us to the finish line, to really have a partner that now as we’ve secured financing for us to position the company to get to profitability.

*****

Third page, why Cerberus chose Eos. This is a page that I think everybody should kind of read through and digest. I’m not going to talk through the bullet points, but we wanted to share with you what Cerberus shared with us after we closed the loan and why they invested in Eos. And I think it validates many of the points that we talked about over the years that we’ve been a public company. I think the level of detail that Cerberus went through in their due diligence is something that we’ve never gone through as a company in securing financing and really having them go out and talk to third parties, work with customers, talk to suppliers, just validated what the team has done and how we’re positioning the company for the future.

I’d say some of the biggest things for us, and I’ll talk about a little bit more on the next page, are access to not only internal expertise in Cerberus to help make Eos a better company, but also just the broader network that Cerberus has out in the marketplace, in many avenues that allows Eos to play bigger and play like that tier 1 supplier that BNEF recognized recently.

The second piece of this, I would say, as you think about how this positions us, we talked about that third leg to the stool in commercial orders on financing and Cerberus and their access to the capital markets is allowing us to really think about how do we facilitate customer projects to go from an opportunity, an LOI, a late-stage order into a book to order, being able to work with them and use their financial expertise to do that is going to pay dividends as we move forward.

If we go to the following page with some of the tailwinds, we signed a 960 megawatt hour letter of intent with a new customer that was brought in and introduced to us by Cerberus and that deal will close subject to their final financing. But really exciting as we start to really sit down and talk about how the technology works and the use cases that the technology can deliver on. There’s also been an additional 11 customer factory visits. Again, we talk about come see the line, see batteries being produced, show that the company is a real operating company. We’ve got 11 customers come into the factory since announcing the closing of the deal. Our short-term pipeline has gone up 6 gigawatt hour, and we’ve got 17-plus gigawatt hours of longer-term market opportunities that we’ve not yet reflected in our pipeline slide that Nathan talked about because the majority of that has happened subsequent to closing the second quarter, but you’re really starting to see activity in the marketplace around the excitement of having a long-term strategic investor in the company.

On the right-hand side of the page around operational excellence, one of the things that we’re going to be doing is implementing an operating council where we’re going to be bringing in expertise from Cerberus and also bringing in the experts that we have on our own board to sit down and really work with the team to help position us to start delivering more reliably as we move forward. I’m very excited about having the expertise in the room. It helps make our team better and will help make the company better in the short term and in the long term.

We’ve also continued to identify new cost-out opportunities, both on design, materials and looking at contract manufacturing for various components of our system as we continue to evolve and move towards that goal of 100% U.S. content over the next 18 months to 24 months. We’ve also been able to accelerate the work on our proprietary software. This has been great to be able to sit down and work through how we want to position the company for the long term.

Having secured the financing and knowing that we execute the financing is there has allowed us as a leadership team to take a step back and think about the company more strategically. We’ve always talked about software being a key component of the long-term strategy for Eos. And now we’re really focused on accelerating that and bringing that to market faster and continuing to build up the capabilities that we talked about. If you go back and think about what we talked about in our December strategic outlook, we’re now accelerating on that strategy that we laid out end of last year. And then as we’ve closed the financing, we’re starting to work with many of our tier 1 suppliers on how they can expand their relationships with us on improved terms to enable us to deliver faster, deliver at lower cost and really deliver to the marketplace.

So all-in-all, when you really look at this work through the second quarter, I’d summarize like a lot of the effort of the entire company was getting to closing on the financing from Cerberus. And then once that financing was closed and announced, we quickly shifted to getting the line into commercial production, getting customers in to see how the line works and then how do we really position ourselves to deliver on both our growth and profitability goals that we’ve laid out previously. And I think we’re off to a good start there with more to come as we go through the second half of the year.

*****

Nathan G. Kroeker – Chief Financial Officer

At the end of June, we announced a strategic investment of up to $315.5 million from an affiliate of Cerberus Capital Management to support our growth plans. This investment comes during a secular shift in global energy markets where the demand for safe alternatives to incumbent battery technologies is increasing, and the world is facing significant energy growth along with an increased focus on higher energy independence and security. As Joe discussed earlier, the capital investment will be instrumental in enabling us to deliver a differentiated product, a safe and simple energy storage solution with proprietary software capabilities.

The investment is structured as a $210.5 million delayed draw term loan, of which $75 million was funded at closing. The remaining $135 million will be funded over the coming months as we deliver on our business plan and achieve certain operational and financial milestones. In addition to the term loan, there’s a $105 million revolver that we may draw upon if required at Cerberus discretion.

Given the equity interest that Cerberus has in the business, they are incentivized to ensure that we have sufficient growth capital to get to profitability, and this revolver provides that additional flexibility and growth capital should we need it. This structure was very intentional as we believe the $210 million is sufficient to get us to positive operating cash flow in 2025. But then we also added the revolver for added flexibility in the event that it is needed to accelerate future lines to meet customer demand. This transaction enhances our ability to continue working with the DOE to close the previously announced conditional commitment for loan guarantees.

With our immediate capital needs [ met ], Cerberus is now working alongside us on the DOE loan closing process. While we believe the Cerberus facility provides us with the cash needed to get profitability, we view the DOE loan as a way to further accelerate and increase capacity at a lower cost of capital than the Cerberus revolver. And as shareholders, Cerberus is motivated to assist us in getting the loan closed.

One of the immediate benefits of the Cerberus investment was giving us the ability to retire our $100 million existing senior secured term loan for $27 million, of which $20 million has already been paid, and the remaining $7 million will be payable over the next 12 months. This strengthens our balance sheet and puts us on a stronger foundation from which to execute on our growth plans.

Now before getting into the second quarter financial results, let me provide an update on our cash position and a bit more detail on future funding milestones and how they’re designed to operate. We ended the quarter with $52.5 million in cash on the balance sheet, not including $5.1 million in short- and long-term restricted cash, which relates to the minimum liquidity on the Cerberus loan and several required Escrow deposits. The initial funding of $75 million under the Cerberus loan was funded on June 21. The net amount to the balance sheet was $50 million after deal fees, original issue discount and payments to terminate the Atlas loan. The remaining 3 tranches may be drawn in the amount of $30 million, $65 million and $40.5 million on August 31, October 31 and then January 31, 2025, upon the achievement of certain milestones.

With August 31 upon us, we are very focused on meeting and exceeding the first performance milestones, and we continue to make positive strides in all areas of the business.

The following slides were presented during the Company’s earnings call on August 7, 2024:

The following are excerpts of communications made during the questions and answers session of the Company’s earnings call on August 7, 2024:

Alfred Shopland Moore – ROTH MKM Partners, LLC, Research Division

I wanted to ask about Cerberus. You talked about their network and playing bigger. Just maybe talk about what they bring to commercial development, whether that’s data center or other opportunities. And then you talked about financing solutions to help drive customer adoption, maybe just expand a bit upon that.

Joseph R. Mastrangelo – Chief Executive Officer and Director

Look, as it relates to the data centers, there’s multiple avenues that we can go through. I mean, obviously, first off, Cerberus is a large real estate portfolio that we can leverage into that tie into data centers as far as customers that they may have. At the same time, just the – at a $60-plus billion company, and they’ve got a lot of connections with a lot of different players in the marketplace that have opened up and made introductions for us as far as who we can talk to, and that’s generating a pipeline of opportunities. And then around financing, not direct financing per se from Cerberus themselves, but obviously in the network that they have with other financial players is bringing us in to discuss the portfolio of opportunities that we have and the opportunity for other financial players to finance projects that we have. So it’s really multifaceted.

And when you think about the gateways that they bring to us, and as we’ve been going through here the first 30 days, we’re working on all of those to see where those come out along with continuing what we were doing before.

Alfred Shopland Moore – ROTH MKM Partners, LLC, Research Division

That’s helpful, Joe. And just curious, in general, how customer tone has changed since you announced the deal, I guess, particularly for those utility-backed projects that take a bit longer and they’re a little more cautious. What you’re seeing there?

Joseph R. Mastrangelo – Chief Executive Officer and Director

Yes. I mean, Chip, when you look at utility-backed projects, the ones that are -- that we’re executing on, we continue to execute on it. I think it brings a sense of somewhat surety of the company being able to deliver at the same time with newer projects that we might have been discussing. It now brings being able to say that you’ve secured financing, to get to profitability now gives people the confidence that the project is going to be delivered. And where there was a question mark before, it’s like what I said in my earlier remarks and what I tell the team, what’s once a dream or a vision is now a reality of us executing – to realizing our potential. And I think customers like that versus a lot of the uncertainty that we had surrounding the company before we got the financing from Cerberus.

Alfred Shopland Moore – ROTH MKM Partners, LLC, Research Division

It’s helpful. If I could sneak one more in, just on the milestones. The biggest risks that you see there, how comfortable you are with those milestones? And then remind us, I think you have sort of 2 shots on goal sort of getting to ultimate goals out and I think it’s April of next year.

Joseph R. Mastrangelo – Chief Executive Officer and Director

I mean obviously, we feel good about the milestones that we have. They’re in line with the financial objectives that we laid out to begin with for the company. And we’ll work through those to go through with the ultimate goal being of achieving the milestones in April, but we want to achieve all the milestones as we go through when we execute on the plan that we have because that ties to the financial plan that we’ve had and the estimates that we’ve published to the market.

Ryan James Pfingst – B. Riley Securities, Inc., Research Division

Could you just talk about potential risks to certain parts of the business or to the DOE loan if we do get a change in U.S. administration?

Joseph R. Mastrangelo – Chief Executive Officer and Director

Right. I really wouldn’t know how to answer that other than to say that I think both sides of the aisle agree that U.S. manufacturing is important. I think what we’ve laid out as far as the financing that we have in the partnership with Cerberus, that’s financing that gets us to profitability and self-funding the business as we grow going forward. And I think that’s what we’re focused on, while also focusing on closing the DOE loan.

I think around closing the DOE loan, it’s important for everyone to realize that we had a major change in the capital structure of this company a little over 30 days ago, which have required us to go back and work through some of the terms and conditions of the loan. And we continue to work on that with the DOE LPO along with Cerberus. And one of the things that we’re really working on with them is the intercreditor agreement now that a new creditor has come in, and we were able to retire the Atlas debt as part of the Cerberus financing...